News Release

EXHIBIT 99.1

SM ENERGY UPDATES 2019 GUIDANCE - PRODUCTION UP AND CAPITAL DOWN -
AND REPORTS SECOND QUARTER PRODUCTION, PRICING AND CAPITAL EXPENDITURES

DENVER, CO July 18, 2019 - SM Energy Company (the “Company”) (NYSE: SM) today announced certain operating and financial results for the second quarter of 2019, including production, realized pricing and total capital spend. In addition, for the full year, the Company is increasing its expected mid-point production guidance and lowering expected mid-point total capital spend (a non-GAAP measure defined and reconciled below). Highlights include:

•
Second quarter 2019 total production of 12.4 MMBoe (136.5 MBoe/d), up 16% sequentially, as performance from both the Permian and South Texas exceeded expectations. Commodity mix included 44% oil and 62% liquids.

•	Second quarter 2019 costs incurred in oil and gas activities of $269 million and total capital spend of $261 million. Total capital spend was below guidance, reflecting continued capital efficiencies.

•
Full year 2019 total production guidance further increased at the mid-point to 47.0 - 47.8 MMBoe, or 129 - 131 MBoe/d, while total capital spend guidance is reduced at the mid-point to $1,025 million, or approximately $70-80 million per month for the remainder of the year.

President and Chief Executive Officer Jay Ottoson comments: “Our performance in the first half of 2019 continued to demonstrate the quality of our assets and execution, with production higher than our recently increased guidance and capital invested lower than guided. During the quarter, we announced successful tests of several new intervals on our existing acreage. We now forecast higher second half production and lower full year total capital spend than we originally planned. We are well hedged for the remainder of 2019 and expect that our improving capital efficiency will allow us to achieve our second half objective of beginning to reduce debt while maintaining a steady pace of activity and strong exit rate production.
“During 2020, we expect to invest within our full-year discretionary cash flow, delivering moderate growth in production, higher margins, reduced debt and improved leverage metrics. At this point, we expect that our 2020 capital program will be very similar to our 2019 program and that spending will be evenly spread throughout the year. We currently have more than 50% of our expected oil production in 2020 hedged at prices over $55 per barrel.
“In summary, our results so far in 2019 and revised guidance indicate that we are on track to deliver on our business plan priorities: achieving growth within discretionary cash flow, de-levering our balance sheet, and proving up additional drilling inventory on our existing acreage.”

UPDATED GUIDANCE
FULL YEAR 2019/GLIMPSE INTO 2020

•	Expected production of 47.0 - 47.8 MMBoe with approximately 44% oil in the commodity mix.

•	Expected total capital spend $1,000-1,050 million with the assumption that the capital program will be executed at a run rate of approximately $70-80 million per month for the remainder of 2019.

•
In 2020, the Company expects total capital spend to be similar to total capital spend in 2019, with a run rate of approximately $80-90 million per month, and to generate high-single digit corporate production growth and mid to high-teen Permian Basin production growth. Capital allocation between the Permian and South Texas is expected to be similar to 2019.

THIRD QUARTER 2019

•
Expected production of 12.0 -12.2 MMBoe with approximately 43% oil in the commodity mix. Production guidance for the second half of 2019 includes the effect of anticipated production shut-ins of up to 1.5 MMBoe due to offset operator activity, simops and other impacts. Production guidance also assumes ethane rejection (compared with ethane processing in the first half of 2019), which reduces overall barrel equivalent production volume. In South Texas, the Company plans to wrap-up 2019 planned net completions in the quarter, including two new Austin Chalk wells that are expected to start producing in the fourth quarter.

SECOND QUARTER OF 2019 PRODUCTION AND REALIZED PRICES

PRODUCTION:
	Permian	South Texas	Total
Oil - MBbl	5,137	290	5,427
Natural gas - MMcf	8,469	19,822	28,291
NGLs - MBbl	—	2,283	2,282
Total - MBoe	6,548	5,877	12,425
Total - MBoe/d	72.0	64.6	136.5
Note: Totals may not sum due to rounding

•	Permian volumes were up 37% year-over-year and up 15% sequentially.

•	Oil sales were 75% of production revenue.

•	As projected, all 25 of the wells at the successful Merlin Maximus development reached their respective peak 30-day rates by the end of the quarter.

•	Overall, better than expected production performance in the Permian Basin is the result of strong early performance on a number of new wells.

•
In South Texas, production outperformance stems from changes in the well design as well as strong results from Austin Chalk tests. These preliminary results support the Company’s objectives of increasing inventory and asset value in the region.

REALIZED PRICES:
	Permian	South Texas	Totals Pre/Post-Hedge
Oil/$Bbl	$56.15	$54.15	$56.04/$54.07
Natural gas/$Mcf	1.94	2.46	2.31/2.51
NGLs/$Bbl	nm	16.44	16.42/20.42
Per Boe	$46.56	$17.36	$32.75/$33.07

•	Benchmark pricing for the quarter included NYMEX WTI at $59.81/Bbl, NYMEX Henry Hub natural gas at $2.64/MMBtu and Hart Composite NGLs at $22.23/Bbl.

•
In the Permian Basin, the Midland-Cushing oil differential improved to approximately ($2.14)/Bbl on average for the three months while the WAHA-NYMEX natural gas differential was approximately ($2.70)/MMBtu.

•
The average realized price per Boe of $32.75 is before the effect of hedges. Including the effect of realized hedges, the average price was $33.07, resulting in approximately $4.1 million of realized net hedge gains for the quarter.

HEDGE POSITIONS
The Company’s production revenue is primarily from oil sales. For the remainder of 2019, approximately 80% of oil production is hedged to Cushing WTI at weighted average floors between $50 - $61/Bbl. The Company has added 2020 Cushing WTI oil hedges and currently has more than 50% of expected 2020 oil production hedged at weighted average floors between $55 - $60/Bbl.
FINANCIAL POSITION, LIQUIDITY AND TOTAL CAPITAL SPEND
On June 30, 2019, the outstanding principal amount of the Company’s long-term debt was $2.5 billion in senior notes plus $172.5 million in senior convertible notes, with $118.0 million drawn on the Company’s senior secured credit facility.
Costs incurred in oil and gas activities for the second quarter of 2019 were $269 million. Total capital spend (a non-GAAP measure defined and reconciled below) for the quarter was $261 million. During the second quarter, the Company drilled 25 net wells and completed 32 net wells in the Permian, and drilled three net wells and completed 11 net wells in South Texas. Additionally, two net wells in the Permian and three net wells in South Texas were completed and were waiting on flowline connections at the end of the second quarter.

TOTAL CAPITAL SPEND RECONCILIATION(1):

Reconciliation of costs incurred in oil & gas activities (GAAP) to total capital spend (non-GAAP)	For the Three Months Ended June 30,	For the Six Months Ended June 30,
	2019	2019
Costs incurred in oil and gas activities (GAAP):	$268.5	$590.5
Asset retirement obligations	(0.3)	(0.8)
Capitalized interest	(5.0)	(9.9)
Proved property acquisitions	—	0.3
Other	(2.0)	(3.4)
Total capital spend (non-GAAP):	$261.3	$576.8

Note: Amounts may not sum due to rounding
(1) Total capital spend is calculated as costs incurred, less asset retirement obligations (“ARO”), capitalized interest and acquisitions. Total capital spend is presented because management believes that it provides useful information to investors in the analysis of SM Energy Company and is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry. The Company is unable to present a quantitative reconciliation of this forward-looking, non-GAAP financial measure without unreasonable effort because acquisition costs are inherently unpredictable. Total capital spend should not be used in isolation or as a substitute to costs incurred or other capital spending measures under GAAP.

SCHEDULE FOR SECOND QUARTER REPORTING
August 1, 2019 - After market close, the Company plans to issue its second quarter 2019 earnings release, a pre-recorded webcast discussion of the second quarter 2019 financial and operating results, and an associated presentation, all of which will be posted to the Company’s website at ir.sm-energy.com.
August 2, 2019 - Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the second quarter 2019 financial and operating results Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone at:

•	Live (conference ID 3293419) - Domestic toll free/International: 844-343-4183/647-689-5129

•	Replay (conference ID 3293419) - Domestic toll free/International: 800-585-8367/416-621-4642
The call replay will be available approximately one hour after the call and until August 9, 2019.
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words "anticipate," "budget," "estimate," "expect," "forecast," "guidance," "plan," "project," "objectives," "target," "will" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include: projections for production and total capital spend; the potential for future debt reduction and improved margins; the expected effect of shut-in volumes; and the expectation that the Company will spend within discretionary cash flow in the second half of 2019 and beyond. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices and related differentials, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future timing and rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and natural gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; and other such matters discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507